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                                            ROFIN-SINAR TECHNOLOGIES

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Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-256


ROFIN-SINAR APPOINTS NEW MEMBER TO THE BOARD OF DIRECTORS

Plymouth, MI / Hamburg, Germany, October 24, 2005 - ROFIN-SINAR
Technologies Inc. NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced the recent appointment of Dr. Stephen Fantone to its Board of Directors.

Dr. Fantone, founder and president of OPTIKOS Corp., a company specializing in optical engineering, metrology, and product development, is an experienced executive with outstanding know-how and contacts within the optical industry. He also serves as Chairman of the Board of BENTHOS, Inc., a NASDAQ listed company. Benthos is a leading provider of high technology products and integrated systems that are used for oceanographic instrumentation and package integrity inspection.

Stephen Fantone holds a Ph.D. in optics from the Institute of Optics at the University of Rochester, bachelor's degrees in electrical engineering and management from M.I.T. and has been awarded over 55 U.S. patents.

"We are pleased to welcome Stephen to our Board", Dr. Peter Wirth, Chairman of the Board of RSTI, commented. "He adds both in-depth technological know-how and many years of management experience in varied industries. His strong background and far-reaching experience will further strengthen our Board."

With the appointment of Dr. Fantone, RSTI's Board now has 8 members of which 5 are independent.

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers. It currently has more than 20,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.